Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.


                            Nine Months Ended        Three Months Ended
                              September 30,             September 30,

                            2002         2001         2002        2001
                        ___________  ___________   __________  __________
Numerator:
   Net income(loss)     $10,806,000  $ 9,474,000   $3,599,000  $3,453,000
                        ===========  ===========   ==========  ==========
Denominator:
   Denominator for
     Basic income
     (loss) Per
     share - Weighted
     average Shares       8,221,448    8,649,941    8,206,927   8,266,232

Dilutive potential
   Common shares -
   Employee stock
   Options                   13,669            0       23,708      10,397
                        ___________  ___________   __________  __________

Denominator for
   Diluted earnings
   (loss) per share -
   Adjusted weighted
   Average shares         8,235,117    8,649,941    8,230,635   8,276,629
                        ===========  ===========   ==========  ==========



Note 1: The weighted-average number of shares outstanding has been restated for the 4 for 3 stock split, accounted for as a stock dividend, that occurred during the third quarter of 2002.

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